Exhibit 99.1

Speedus Receives and Appeals Nasdaq Notice

Freehold, NJ (February 2, 2010) - Speedus Corp. (Nasdaq: SPDE), today announced that on January 28th, 2010 it received notice from Nasdaq, in the form of a staff determination letter, informing the Company that it did not meet the terms of the extension granted to the Company on December 11, 2009 to comply with the stockholders’ equity requirement of Marketplace Listing Rule 5550(b) (the “Rule”), which requires the Company to maintain either (1) a minimum of $2.5 million in stockholders’ equity; (2) market value of listed securities of $35 million; or (3) net income from continuing operations of $500,000 in the most recently completed fiscal year or two of the last three most recently completed fiscal years.

On February 2, 2010, Speedus submitted an appeal regarding the Nasdaq staff determination by requesting a hearing with the Nasdaq Hearings Panel (the “Panel”).  As a result, a hearing has been scheduled for March 11, 2010, at which time the Panel will consider the plan Speedus has developed for regaining and sustaining compliance with the Rule.  The Panel generally issues a decision within 30 to 45 days following a hearing.

While the Panel has the authority to grant the Company up to 180 days from January 28, 2010 to regain compliance with the Rule, there can be no assurance that the Panel will grant the Company’s request for continued listing. The Company's securities will continue to be listed on Nasdaq during this appeal process.

About Speedus Corp.
Speedus Corp. (NASDAQ: SPDE) operates through its two majority subsidiaries, Zargis Medical Corp. and Density Dynamics, Inc. Additional information on Speedus Corp. may be obtained at www.speedus.com or by contacting Peter Hodge at 888-773-3669 (ext. 23) or phodge@speedus.com.

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Statements contained herein that are not historical facts, including but not limited to statements about the Company's product, corporate identity and focus, may be forward-looking statements that are subject to a variety of risks and uncertainties. There are a number of important factors that could cause actual results to differ materially from those expressed in any forward-looking statements made by the Company, including, but not limited to, the continuing development of the Company's sales, marketing and support efforts.